Exhibit 5

October 31, 2014

Blount International, Inc.
4909 SE International Way
Portland, Oregon 97222-4679

Re:	Form S-8 Registration Statement

Ladies and Gentlemen:

I am general counsel for Blount International, Inc. (the “Corporation”), a Delaware corporation, and have so acted in the preparation of the Form S-8 Registration Statement (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,726,363 shares of Common Stock, par value $.01 per share (the “Common Stock”), for possible awards and issuance pursuant to the 2014 Equity Incentive Plan, as amended (the “Plan”).

In such capacity, I have examined certificates of public officials and originals or copies of such corporate records, documents, and other instruments relating to the authorization of the Plan and the authorization and issuance of the shares of Common Stock as I have deemed relevant under the circumstances. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.

Based on and subject to the foregoing, it is my opinion that the Plan and the 4,726,363 shares of Common Stock that may be awarded and issued pursuant to and in accordance with the provisions thereof have been duly authorized by appropriate corporate actions and approved by the Board of Directors of the Corporation, and that the shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

/s/ Chad E. Paulson
Chad E. Paulson, Vice President,
General Counsel and Secretary